Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

Dresser, Inc.,

Dresser, Ltd.

and

Dresser Mergerco, Inc.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 3, 2002 (this “Merger Agreement”), is by and among Dresser, Inc., a Delaware corporation (“Dresser”), Dresser, Ltd., a Bermuda company and a wholly owned subsidiary of Dresser (“Dresser Bermuda”), and Dresser Mergerco, Inc., a Delaware corporation and a wholly owned indirect subsidiary of each of Dresser and Dresser Bermuda (“Transitory Merger Sub”).

RECITALS:

The Boards of Directors of each of Dresser, Dresser Bermuda and Transitory Merger Sub have approved and adopted this Merger Agreement and the stockholders of each of Dresser, Dresser Bermuda and Transitory Merger Sub have approved this Merger Agreement and the Merger.

Upon the terms of this Merger Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Transitory Merger Sub will merge with and into Dresser (the “Merger”) and Dresser will be the surviving corporation.

Upon the terms of this Merger Agreement, and in accordance with the applicable provisions of the DGCL, each outstanding share of Dresser common stock will be cancelled and the holders thereof will receive one class A common share of Dresser Bermuda, par value $.01 (the “Bermuda Class A Common Shares”), for each share of Dresser Class A Common Stock, par value $.001 per share (the “Class A Common Stock”), and one class B common share of Dresser Bermuda, par value $.01 (the “Bermuda Class B Common Shares” and, collectively with the Bermuda Class A Common Shares, the “Bermuda Common Shares”) for each share of Dresser Class B Common Stock, par value $.001 per share (the “Class B Common Stock”), respectively, held by such stockholder.

Upon the terms of this Merger Agreement, and in accordance with the applicable provisions of the DGCL, each outstanding share of Transitory Merger Sub common stock (the “Merger Sub Common Stock”) will be cancelled and the holder thereof will receive one newly-issued share of Dresser common stock (the “New Dresser Common Stock”) for each share of Merger Sub Common Stock held by such stockholder.

The executed Merger Agreement is on file at the office of Dresser at 15455 Dallas Parkway, Suite 1100, Addison, Texas 75001. A copy of the Merger Agreement will be furnished by Dresser, on request and without cost, to any stockholder of any constituent corporation.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01    Rules of Construction.     Unless the context otherwise requires, as used in this Merger Agreement: (a) a term has the meaning ascribed to it; (b) an accounting term not otherwise defined has the meaning ascribed to it in accordance with U.S. GAAP; (c) ”or” is not exclusive; (d) ”including” means “including, without limitation;” (e) words in the singular include the plural; (f) words in the plural include the singular; (g) words applicable to one gender shall be construed to apply to each gender; (h) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Merger Agreement; and (i) the terms “Article” or “Section” shall refer to the specified Article or Section of this Merger Agreement.

ARTICLE II.

TERMS OF MERGER

Section 2.01    Statutory Merger.     Subject to the terms contained herein, Transitory Merger Sub shall merge with and into Dresser upon the filing of this Merger Agreement with the Secretary of the State of Delaware as contemplated by Section 2.02 (the “Effective Time”). The terms and conditions of the Merger and the mode of carrying the same into effect shall be as set forth in this Merger Agreement. As a result of the Merger, the separate corporate existence of each of the constituent corporations shall cease and Dresser shall continue as the surviving corporation.

Section 2.02    Effective Time.    Promptly after execution and delivery of this Merger Agreement, the parties hereto shall cause the Merger to be consummated by filing a certified copy of this Merger Agreement with the Secretary of State of the State of Delaware.

Section 2.03    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Transitory Merger Sub and Dresser shall vest in the surviving corporation, and all debts, liabilities and duties of the Transitory Merger Sub and Dresser shall become the debts, liabilities and duties of the surviving corporation.

Section 2.04    Certificate of Incorporation; Bylaws

(a)  At the Effective Time, the restated certificate of incorporation attached hereto as Exhibit A shall be the certificate of incorporation of the surviving corporation.

(b)  At the Effective Time, the bylaws of Dresser, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation.

ARTICLE III.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.01    Merger Consideration; Conversion and Cancellation of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Dresser, Dresser Bermuda or the holders of any of the following securities:

(a)  Subject to the other provisions of this Article III, each outstanding share of Dresser common stock will be cancelled and the holders thereof will receive:

(i)  one Bermuda Class A Common Share for each share of Class A Common Stock held by such stockholder, and

(ii)  one Bermuda Class B Common Share for each share of Class B Common Stock held by such stockholder.

(b)  Subject to the other provisions of this Article III, each outstanding share of Merger Sub Common Stock will be cancelled and the holder thereof will receive one share of New Dresser Common Stock for each share of Merger Sub Common Stock held by such stockholder.

(c)  Notwithstanding the foregoing, if between the date of this Merger Agreement and the Effective Time the outstanding Bermuda Class A Common Shares, Bermuda Class B Common Shares, Class A Common Stock, Class B Common Stock, Merger Sub Common Stock or New Dresser Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the exchange ratio specified in this subsection (a) shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 3.02    Exchange of Certificates.

(a)  Promptly following the Effective Time, Dresser Bermuda shall deliver to each Dresser stockholder a certificate or certificates evidencing the number of Bermuda Class A Common Shares and Bermuda Class B Common Shares that such stockholder is entitled to receive upon surrender by such stockholder of Class A Common Stock or Class B Common Stock as provided in subsection (a) of Section 3.01 herein.

(b)  Promptly following the Effective Time, Dresser shall deliver to the holder of Merger Sub Common Stock a certificate evidencing the number of shares of New Dresser Common Stock that such stockholder is entitled to receive upon surrender by such stockholder of Merger Sub Common Stock as provided in subsection (b) of Section 3.01 herein.

ARTICLE IV.

MISCELLANEOUS PROVISIONS

Section 4.01    Termination.    This Merger Agreement may be terminated at any time prior to the Effective Time:

(a)  by mutual consent of Transitory Merger Sub, Dresser and Dresser Bermuda; or

(b)  by any of Transitory Merger Sub, Dresser or if the Merger shall not have been consummated before August 1, 2002.

Section 4.02    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

(a)  If to Dresser, to:

Dresser, Inc.
15445 Dallas Parkway, Suite 1100
Addison, Texas 75001
Attention:    Frank P. Pittman
Telecopier No.:    972-361-9883

(b)  If to Transitory Merger Sub, to:

Dresser, Inc.
15445 Dallas Parkway, Suite 1100
Addison, Texas 75001
Attention:    Frank P. Pittman
Telecopier No.:    972-361-9883

(c)  If to Dresser Bermuda, to:

Dresser, Inc.
15445 Dallas Parkway, Suite 1100
Addison, Texas 75001
Attention:    Frank P. Pittman
Telecopier No.:    972-361-9883

or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telecopier shall be deemed delivered on the day the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee. Notice given by mail as set out above shall be deemed delivered three days after the date the same is postmarked.

Section 4.03    Headings.    The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

Section 4.04    Severability.    If any term or other provision of this Merger Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Merger Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Merger Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 4.05    Entire Agreement.    This Merger Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof.

Section 4.06    Assignment.    This Merger Agreement shall not be assigned by operation of Law or otherwise.

Section 4.07    Governing Law; Jurisdiction.    This Merger Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, and any matter involving the internal corporate affairs of any party hereto (other than Dresser Bermuda) shall be governed by the provisions of the DGCL. The parties hereby exclusively submit to the personal jurisdiction of, and waive any objection against, the United States District Court for the State of Delaware and the courts of the State of Delaware.

Section 4.08    Counterparts.    This Merger Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.09    No General Solicitation.    None of Dresser, Dresser Bermuda, Transitory Merger Sub, nor any of their respective affiliates, nor any person on their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act of 1933, as amended) in connection with the Merger, this Merger Agreement, or any transaction contemplated hereby or thereby.

IN WITNESS WHEREOF, each of the parties hereto has caused this Merger Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DRESSER, INC.

By:
Name: Title:

DRESSER, LTD.

By:
Name: Title:

DRESSER MERGERCO, INC.

By:
Name: Title:

Exhibit A

RESTATED CERTIFICATE OF INCORPORATION

OF

DRESSER, INC.

FIRST:    The name of the Corporation is Dresser, Inc.

SECOND:    The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as it now exists or may hereafter be amended and supplemented.

FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is 10,000 having a par value of $.01 per share. All such shares are Common Stock.

FIFTH:    The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Any repeal or modification of this Article Fifth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SIXTH:    From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article Sixth.

SEVENTH:    In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation, without any action on the part of the Stockholders, but the Stockholders may make additional By-Laws and may alter, amend or repeal any By-Law whether adopted by them or otherwise. The Corporation may in its By-Laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.